Exhibit 99.1

CONTACT: (206) 622-4191
Tom Wyatt, CEO
Ernie Johnson, CFO

Cutter & Buck Announces Quarterly and Annual Results;  Special Dividend and
Expanded Stock Repurchase Plan Also Announced

SEATTLE, July 6, 2005. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its fourth quarter and fiscal year ended April 30, 2005.

For the quarter ended April 30, we had the following results:

In millions, except percentage and per share data	2005	2004
Net Sales	$34.9	$38.4
Gross Profit	$16.8	$17.6
Gross Margin	48.0%	45.9%
Net Income	$2.8	$5.6
Earnings Per Share	$0.25	$0.49

For the year ended April 30, we had the following results:

In millions, except percentage and per share data	2005	2004
Net Sales	$126.6	$128.4
Gross Profit	$60.6	$58.6
Gross Margin	47.9%	45.6%
Net Income	$8.6	$7.9
Earnings Per Share	$0.75	$0.71

Balance Sheet Summary

In millions	April 30, 2005	April 30, 2004
Cash and Short-Term Investments	$40.6	$37.7
Accounts Receivable	$21.5	$22.5
Inventories	$25.4	$21.9
Working Capital	$82.7	$75.1
Shareholders’ Equity	$87.9	$79.7

Financial Results and Management Viewpoint

“While the fourth quarter did not fully meet our expectations and our sales were down slightly for the year, we are pleased that our gross margins were up and, consequently, we were able to show improved gross profit dollars and a relatively flat pre-tax income before restatement costs for the year,” said Tom Wyatt, Chief Executive Officer. “We accomplished this while incurring additional costs associated with improving our products, increasing marketing, implementing a new Enterprise Resource Planning (ERP) system, and complying with Sarbanes-Oxley.”

Net income for the quarter was $2.8 million, or $0.25 per share, on sales of $34.9 million. Sales were down in our two largest business units, corporate and golf, and up in the specialty retail and international channels.

Corporate sales in the fourth quarter were down 2% which, we believe in part, reflects a very strong fourth quarter last year. Combined, the third and fourth quarters were up 5% over last year.

Golf sales were down 17% in the fourth quarter. We remain focused on this business unit and believe we are taking the appropriate steps to turn the golf business around. According to Wyatt, “Since my arrival at the company, there has been an intensive focus on our product. We are very pleased with our spring 2006 line and believe that it will begin to have a positive impact on golf sales. This line begins shipping in November, and won’t impact sales until the fourth quarter of fiscal year 2006.  Based on initial feedback we are receiving on the spring line, we believe we have the right product to begin turning our golf sales around.”

Sales were up 7% for the quarter in the specialty retail channel and 5% in the international channel. For the year, sales in the specialty channel were up 4% and international sales were up 16%. “We believe both of these channels represent continued growth opportunities for the company,” said Wyatt. Sales were down in the “Other” business unit primarily as a result of a 57% reduction in liquidation sales during the quarter compared to the prior year. “The reduction in liquidation sales is due to continued strength in our inventory management, thereby decreasing our need to liquidate distressed inventory,” said Ernie Johnson, Chief Financial Officer.

Our gross margin continued to show year-over-year increases during the quarter, rising to 48.0% compared to 45.9% during the fourth quarter last year. For the year, our gross margin was 47.9%, a 230 basis point improvement over the prior year. We expect our gross margin to remain strong, yet decline slightly in fiscal year 2006.  We are looking at a range of 45% to 48% as we concentrate on top line growth in fiscal year 2006.

Operating expenses for the quarter, excluding restatement and restructure related expenses, increased $1.2 million year-over-year. For the year, those expenses increased by $2.8 million over the prior year. As noted throughout the year, we were incurring additional expenses for our marketing initiatives, information system upgrades and replacements, and compliance with the

Sarbanes-Oxley Act. These increased expenses are expected to continue, at reduced levels, through fiscal 2006.

“Overall, our balance sheet remains solid with cash and investments totaling $40.6 million and $82.7 million of working capital at the end of the fourth quarter,” said Johnson.

During the fiscal year, we generated $5.4 million in free cash flow (defined as cash provided by operating activities less purchases of fixed assets). Accounts receivable averaged 45 days’ sales outstanding during the quarter compared to 42 days for the same period last year.  Our inventory averaged 137 days of sales compared to 102 days during the prior year.

Dividend and Stock Repurchase Programs

Cutter & Buck announced that its board of directors approved a $0.07 per share quarterly dividend. In addition, the board approved a special cash dividend of $15 million, equal to $1.34 per share and also increased the company’s share repurchase authorization to $10 million.

The regular quarterly dividend of $0.07 a share will be payable on August 2, 2005 to shareholders of record on July 19, 2005. The payment of the special dividend is subject to shareholder approval of stock plan amendments that will allow certain adjustments to employee stock-based compensation awards to offset the impact of this dividend. If shareholders approve these amendments at the annual meeting, the special dividend will be payable on November 16, 2005 to shareholders of record on November 2, 2005.

During the fourth quarter, we repurchased 52,900 shares of our common stock at an average price of $13.60, for a total cost of $719,000. From the inception of our stock repurchase program through the end of April 2005, we repurchased a total of 271,926 shares of our common stock at an average price of $12.25.  Since the end of the quarter, the company has purchased another 72,297 shares at an average price of $12.14, representing an additional cost of $878,000.  So to date, we have spent $4.2 million repurchasing shares; leaving $1.8 million remaining of the initial $6.0 million share repurchase authorization.  The board of directors believes that share repurchases, at attractive prices, are an accretive way to return excess capital to shareholders. Therefore, the board has approved an $8.2 million increase in the remaining stock repurchase authorization to $10.0 million, which will be available as of today for share repurchases at times and prices that management believes are advantageous for our shareholders.

“The special dividend and expanded stock repurchase plan represent $25 million of capital the company plans to return to our shareholders. This is a sign of our current sound financial condition and the board’s confidence in the company’s ability to generate profitable growth in the future,” said Johnson.

Outlook

 As we look at our current trends and the steps we are taking to generate profitable growth in the future, we believe our golf business will take longer to turnaround than we originally thought. As we look at fiscal year 2006, we project a modest increase in total sales. However, our continuing investments in marketing, product design and quality, information systems and improving the price-value relationship of our products will likely result in a moderate decrease in net income for the year.

Final Comments

CEO Tom Wyatt concluded, “While our challenge with the golf channel continues, I believe we are aggressively addressing the problem. This month, we are introducing our ‘Signature Collection’ of refined knit shirts that are a part of our spring 2006 collection that begins shipping in November. We have expanded both our CB ProTec line of performance wear and our year-round offering of golf classics. We are extremely excited about these changes and are receiving favorable comments from our customers who have previewed these new and updated products. We also believe these new products will help us achieve positive results in all our sales channels.”

Conference Call

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters. The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, July 6, 2005. To listen to the conference call, go to http://www.cutterbuck.com. At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through August 6, 2005. The call can also be accessed at 1-800-642-1687, ID # 7308108 through August 6, 2005.

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statements. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking statements. Those factors include, but are not limited to the following: the ability of the company to control costs and expenses including costs associated with the upgrade and replacement of some of our computer systems, costs associated with our marketing initiatives and costs associated with regulatory compliance; the potential outcome of pending and future audits by various taxing jurisdictions; our ability to maintain our relationships with our sponsored professional golfers;  relations with and performance of suppliers; the company’s ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate chosen distribution channels; the company’s ability to appropriately price its products; number of golf rounds played and the weather in general; competition; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; maintaining the integrity of the company’s technology and information systems; attracting and retaining employees; political and trade relations; changes in international trade quota systems for apparel; the overall level of consumer spending on apparel; global economic and political conditions and additional threatened terrorist attacks and responses thereto, including war. Under the Board’s $10 million stock repurchase authorization, the company may repurchase all $10 million of its stock, or no further shares of its stock, or any amount in between, depending on the trading price of the company’s stock, market conditions, or for any other reason.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on these forward-looking statements. The company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand. The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Cutter & Buck

Table A

Condensed Consolidated Statements of Operations

(unaudited, unless otherwise stated)

	Three Months Ended		Year Ended
	April 30,	April 30,	April 30,	April 30,
(In thousands, except per share amounts)	2005	2004	2005	2004
				(audited)
Net sales	$34,903	$38,350	$126,560	$128,374
Cost of sales	18,136	20,751	65,954	69,784
Gross profit	16,767	17,599	60,606	58,590
Operating expenses
Selling, general & administrative	12,767	11,347	45,397	41,376
Depreciation	631	836	2,767	3,988
Restatement expenses	78	446	368	4,968
Restructuring and asset impairment	—	(294)	—	(349)
Total operating expenses	13,476	12,335	48,532	49,983
Operating income	3,291	5,264	12,074	8,607
Interest income (expense)
Interest expense	(5)	(21)	(44)	(155)
Interest income	247	84	722	277
Net interest income	242	63	678	122
Income from continuing operations before taxes	3,533	5,327	12,752	8,729
Income tax expense (benefit)	700	(271)	4,138	944
Net income from continuing operations	2,833	5,598	8,614	7,785
Income from discontinued retail operations, net of tax	—	—	—	146
Net income	$2,833	$5,598	$8,614	$7,931

Diluted earnings per share:
Net Income from continuing operations	$0.25	$0.49	$0.75	$0.70
Net Income from discontinued retail operations	—	—	—	$0.01
Net Income	$0.25	$0.49	$0.75	$0.71
Shares used in computation of :
Diluted earnings per share	11,561	11,354	11,436	11,162

Table B:  Management View of Operations and Reconciliation to GAAP Numbers Above:

	Quarter Ending		Year Ending
	April 30,		April 30,
(In thousands)	2005	2004	2005	2004
Net income as reported	$2,833	$5,598	$8,614	$7,931
Less: net income from discontinued retail operations	—	—	—	146
Plus: Income tax expense (benefit)*	700	(271)	4,138	944
Plus: pre-tax (income) expense of closed European operations	(23)	(54)	(36)	13
Plus: restructuring and asset impairment expenses	—	(294)	—	(349)
Plus: restatement expenses	78	446	368	4,968
= Ongoing wholesale business income before tax	$3,588	$5,425	$13,084	$13,361

Note: To understand the performance of our underlying business, management considers it useful to review our operating results excluding restructuring and restatement expenses and our former European operations.

*In the fourth quarter of fiscal 2003, we established a valuation allowance to reduce deferred tax assets to their estimated realizable value.  In the fourth quarter of fiscal 2004, we reversed the valuation allowance.

Table C: Summary of Net Sales by Strategic Business Unit:

Quarter Ending April 30,

(In thousands, except percentages)	2005	2004	$ change	% change
Corporate	$14,595	$14,894	$(299)	(2.0)%
Golf	11,529	13,903	(2,374)	(17.1)%
Specialty Retail	5,691	5,327	364	6.8%
International	857	816	41	5.0%
Other	2,231	3,410	(1,179)	(34.6)%
Total	$34,903	$38,350	$(3,447)	(9.0)%

Fiscal Year Ending April 30,

(In thousands, except percentages)	2005	2004	$ change	% change
Corporate	$56,874	$53,942	$2,932	5.4%
Golf	34,753	39,699	(4,946)	(12.5)%
Specialty Retail	23,453	22,517	936	4.2%
International	3,130	2,687	443	16.5%
Other	8,350	9,529	(1,179)	(12.4)%
Total	$126,560	$128,374	$(1,814)	(1.4)%

Table D

Condensed Consolidated Balance Sheets

(unaudited, unless otherwise stated)

(In thousands)	April 30, 2005	April 30, 2004
		(audited)
Assets
Current Assets:
Cash and cash equivalents	11,752	$19,715
Short-term investments	28,831	17,952
Accounts receivable	21,499	22,502
Inventories	25,398	21,938
Income tax receivable	919	—
Other current assets	4,729	4,848
Total current assets	93,128	86,955
Furniture and equipment, net	6,734	6,290
Other assets	364	685
Total assets	$100,226	$93,930

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$3,077	$2,940
Accrued liabilities	7,268	7,161
Income taxes payable	—	1,217
Current portion of capital lease obligations	111	557
Total current liabilities	10,456	11,875
Long-term liabilities	1,895	2,326
Total shareholders’ equity	87,875	79,729
Total liabilities and shareholders’ equity	100,226	93,930

Table E

Condensed Consolidated Statements of Cash Flows

(unaudited, unless otherwise stated)

(In thousands)	April 30, 2005	April 30, 2004
		(audited)
Operating activities:
Net income	$8,614	$7,931
Depreciation	2,904	4,179
Tax benefit on exercise of stock options	1,459	236
Deferred income taxes	365	822
Amortization of deferred compensation	35	37
Deferred gain on sale and leaseback of capital assets	(10)	(72)
Loss on disposals of furniture and equipment	—	164
Noncash restructuring and asset impairment charges	—	(363)
Changes in assets and liabilities:
Accounts receivable	1,003	2,194
Inventories	(3,460)	12,601
Prepaid expenses and other current assets	75	2,695
Accounts payable and accrued liabilities	(66)	(8,871)
Income taxes payable	(2,136)	1,217
Net cash provided by operating activities	8,783	22,770

Investing activities:
Purchases of furniture and equipment	(3,348)	(1,702)
Purchases of short-term investments	(91,023)	(44,885)
Maturities of short-term investments	80,144	26,933
Net cash used in investing activities	(14,227)	(19,654)

Financing activities:
Issuance of common stock	3,643	658
Payment of dividends	(2,856)	(538)
Repurchases of common stock	(2,749)	(583)
Principal payments under capital lease obligations	(557)	(1,802)
Net cash used in financing activities	(2,519)	(2,265)

Net increase (decrease) in cash and cash equivalents	(7,963)	851

Cash and cash equivalents, beginning of period	19,715	18,864
Cash and cash equivalents, end of period	$11,752	$19,715